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                                    EXHIBIT 5


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                  [Letterhead of Luse Gorman Pomerenk & Schick]




(202) 274-2000


April 27, 2004


The Board of Directors
DSA Financial Corporation
118 Walnut Street
Lawrenceburg, Indiana 47025

        RE:     DSA FINANCIAL CORPORATION
                COMMON STOCK, PAR VALUE $0.01 PER SHARE

Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the shares of common stock, par value $0.01 per share ("Common Stock") of DSA Financial Corporation (the "Company"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that the Common Stock is duly authorized and, upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

        We have relied on the laws of the State of Delaware in providing this opinion. We hereby consent to our firm being referenced under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Form SB-2.

                                            Very truly yours,


                                            /s/ LUSE GORMAN POMERENK & SCHICK

                                            LUSE GORMAN POMERENK & SCHICK
                                            A PROFESSIONAL CORPORATION